Exhibit 99.1

For Further Information

OSI Systems, Inc

Jeremy Norton – Director, Investor Relations

12525 Chadron Ave

Hawthorne CA 90250

(310) 717 9182

OSI SYSTEMS RECEIVES FAVORABLE RULING;

$125 MILLION VERDICT UPHELD

HAWTHORNE, CA. – February 27, 2007 – OSI Systems, Inc. (NASDAQ: OSIS), a vertically-integrated provider of specialized electronic products for critical applications in the Security and Healthcare industries, today announced that U.S. District Judge Paul A. Crotty has upheld a jury’s verdict awarding approximately $125 million to OSI in its dispute with L-3 Communications, Inc. The judge noted in his Memorandum Opinion that evidence supporting the jury’s findings is “overwhelming”.

On May 25, 2006 the Company announced that a jury had found in OSI’s favor in its dispute with L-3 arising from the sale of the Perkin Elmer Security Detection Systems business in 2002. The jury awarded OSI $33 million in compensatory damages and $92 million in punitive damages.

About OSI Systems, Inc.

OSI Systems, Inc. and its subsidiaries is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future. The actual results may differ materially from those described in or implied by any forward-looking statement. Other important factors are set forth in the Securities and Exchange Commission filings of OSI Systems, Inc. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.